EXHIBIT 99.2

                              SPEAR & JACKSON, INC.
                         COMPENSATION COMMITTEE CHARTER
              Adopted by the Board of Directors on January 20, 2005

Pursuant to the Bylaws of Spear & Jackson, Inc., incorporated under the laws of the State of Nevada (the "Corporation"), the following shall constitute the Compensation Committee Charter (the "Charter") of the board of directors of the
Corporation:

I. ORGANIZATION

There shall be constituted a standing committee of the board of directors of the Corporation (the "Board") to be known as the compensation committee (the "Compensation Committee").

II. COMPOSITION AND SELECTION

The Compensation Committee shall be comprised of three or more directors. Each of the members of the Compensation Committee shall satisfy the independence requirements of the Securities and Exchange Commission as then in effect.

The members of the Compensation Committee shall be appointed by the Board, and may be removed by the Board. The members of the Compensation Committee shall serve for one year or until their successors are duly elected and qualified. The full Board shall elect a Chairman of the Compensation Committee. If a Chairman is not elected by the full Board, the members of the Compensation Committee shall designate a Chairman by majority vote of the full Committee. The duties and responsibilities of Compensation Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III. STATEMENT OF PURPOSE

The Compensation Committee is appointed by the Board to discharge the Board's responsibilities relating to compensation of the Corporation's directors and officers. The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Corporation.

The Compensation Committee is responsible for producing a report on executive compensation as required by the Securities and Exchange Commission to be included in the Corporation's proxy statement.

IV. COMMITTEE OBJECTIVES

The Compensation Committee's primary objectives include serving as an independent and objective party to review the compensation of the Corporation's directors and officers, and evaluating and approving director and officer compensation plans, policies and programs.

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V. COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, chief executive officer ("CEO") or senior executive compensation and shall have sole authority to approve the consultant's fees and other retention terms.

The Compensation Committee also shall have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Compensation Committee may form and delegate authority to subcommittees when appropriate. Any such subcommittee must be composed entirely of directors who satisfy the independence requirements of the Securities and Exchange Commission as then in effect. The Compensation Committee shall:

         1. Review and approve annually corporate goals and objectives relevant to CEO compensation; evaluate the CEO's performance in light of those goals and objectives; either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO's compensation level based on this evaluation; and, in determining its recommendations regarding CEO compensation, the Compensation Committee shall consider the Corporation's performance and relative shareholder return, the compensation levels of CEOs at comparable companies and the compensation approved for the CEO in past years;

         2. Review and make recommendations to the Board annually with respect to the compensation of all directors, officers and other key executives;

         3. Make recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity-based plans;

         4. Review and approve annually, for the CEO and the senior executives of the Corporation, (a) the annual base salary level; (b) the annual incentive opportunity level; (c) the long-term incentive opportunity level; (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate; and (e) any special or supplemental benefits;

         5. Make regular reports to the Board;

         6. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval; and

         7. Annually review its own performance.

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VI. MEETINGS

The Compensation Committee shall meet as often as may be deemed necessary or appropriate in its judgment and that of the Board. The Chairman or a majority of the members of the Compensation Committee may call meetings of the Committee upon reasonable notice to all members of the Committee. Following each meeting, the Compensation Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

VII. CONSISTENCY WITH ARTICLES

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Articles of Incorporation or the Bylaws of the Corporation, the Articles of Incorporation or the Bylaws, as appropriate, shall fully control.

VIII. CERTIFICATION

This Compensation Committee Charter was duly approved and adopted by the Board of the Corporation on the 20th day of January, 2005

/s/ John R. Harrington, Jr.
Acting Chairman

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